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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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
                                                                   THREE MONTHS     THREE MONTHS
                                                                  ENDED MARCH 31,  ENDED MARCH 31,
                                                                  ---------------  ---------------
                                                                        1997             1996
                                                                       ------           ------

Net income available to common stockholders                            $  563,476       $   85,820
Accrued dividends on preferred stock                                            -           82,346
                                                                       ----------       ----------
Net income for computing net income per share                             563,476          168,166
                                                                       ==========       ==========
Weighted average common shares outstanding
     assuming conversion of all preferred stock                         5,352,033        3,987,491

Shares of common stock assumed to be issued upon
     exercise of common stock options and warrants to
     purchase common stock using treasury stock method,
     including "cheap" options and warrants as outstanding for
     all periods                                                          401,967          457,509
                                                                       ----------       ----------
Weighted average number of common and common
     equivalent shares outstanding during the period                    5,754,000        4,445,000
                                                                       ==========       ==========
Net income per share                                                        $0.10            $0.04
                                                                       ==========       ==========
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